Exhibit 99.5
Contact: Don Watson     602-631-7224
CSK Auto Corporation Announces Completion of Refinancing Transactions
PHOENIX, AZ, August 10, 2005 — CSK Auto Corp. (NYSE: CAO), the parent company of CSK Auto, Inc. (the “company”), a specialty retailer in the automotive aftermarket, announced today that the company has completed its previously announced refinancing transactions, including the entry into a new $250 million senior secured revolving line of credit (which is expected to be subsequently increased by an additional $75 million, to a total of $325 million) and the issuance of $125 million aggregate original principal amount of exchangeable senior unsecured notes in a private offering. The $125 million aggregate original principal amount of exchangeable senior notes includes an additional $15 million of notes sold today to the initial purchasers of the notes upon the exercise of an over-allotment option granted by the company to such initial purchasers.
In connection with the issuance of the additional notes, the company and CSK Auto Corp. entered into an amendment to the exchangeable note hedge transaction, and CSK Auto Corp. entered into an amendment to the warrant option transaction that each had entered into in connection with the initial issuance of the notes. The exchangeable note hedge and warrant option transactions are expected to reduce the potential dilution upon conversion of the notes. In connection with the amendments, the initial purchaser that is a party to those transactions has entered into additional hedging transactions in connection with the hedge and warrant option transactions by purchasing shares of CSK Auto Corp. common stock, and may continue to purchase common stock in secondary market transactions or enter into other transactions relating to the common stock following the issuance of the additional notes.
A portion of the proceeds from the note offering was used to concurrently repurchase, in privately negotiated transactions, approximately $25 million (aggregate purchase price) of CSK Auto Corp. common stock, repay indebtedness under the company’s former senior credit facility, and pay the costs associated with the exchangeable note hedge transaction and the warrant option transaction. A portion of the proceeds from the note offering will also be used for general corporate purposes.
The notes offered and the common stock issuable upon exchange of the notes have not been registered under the Securities Act of 1933 as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements and applicable state securities laws.
Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in the company’s performance is contained in the company’s filings with the Securities and Exchange Commission.